Exhibit 4.2

THIS WARRANT MAY NOT BE TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER (I) COMPLIES WITH STATE AND FEDERAL SECURITIES LAWS, (II) IS TO A NON-”U.S. PERSON” AS DEFINED IN REGULATION S AS PROMULGATED UNDER THE SECURITIES ACT, AND (III) IS ONLY TO A PERSON THAT AT THE TIME OF TRANSFER QUALIFIES AS (X) AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(A) OF REGULATION D UNDER THE SECURITIES ACT, (Y) A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A(A)(1) OF THE SECURITIES ACT OR (Z) TO AN AFFILIATE OF SUCH PURCHASER AS THE TERM “AFFILIATE” IS DEFINED AND APPLIED UNDER RULE 501(B) OF REGULATION D UNDER THE SECURITIES ACT.

Warrant No.

COMMON STOCK PURCHASE WARRANT

To Purchase [             ] Shares of Common Stock of
INOVIO BIOMEDICAL CORPORATION

THIS IS TO CERTIFY THAT Asia Life Sciences Venture Consulting, Inc., or registered assigns (the “Holder”), is entitled, during the Exercise Period (as hereinafter defined), to purchase from Inovio Biomedical Corporation, a Delaware corporation (the “Company”), the Warrant Stock (as hereinafter defined and subject to adjustment as provided herein), in whole or in part, at a purchase price of $3.00 per share, all on and subject to the terms and conditions hereinafter set forth.

1.                                       Definitions.  As used in this Warrant, the following terms have the respective meanings set forth below:

“Appraised Value” means, in respect of any share of Common Stock on any date herein specified, the fair saleable value of such share of Common Stock (determined without giving effect to the discount for (i) a minority interest or (ii) any lack of liquidity of the Common Stock or to the fact that the Company may have no class of equity registered under the Exchange Act) as of the last day of the most recent fiscal month ending prior to such date specified, based on the value of the Company on a fully-diluted basis, as determined by a nationally recognized investment banking firm selected by the Company’s Board of Directors and having no prior relationship with the Company.

“Business Day” means any day except Saturday, Sunday and any day that shall be a legal holiday or a day on which banking institutions in the State of California generally are authorized or required by law or other government actions to close.

“Change of Control” means the (i) acquisition by an individual or legal entity or group (as set forth in Section 13(d) of the Exchange Act) of more than one-half of the voting rights or equity interests in the Company; or (ii) sale, conveyance, or other disposition of all or substantially all of the assets, property or business of the Company or (iii) the merger into or consolidation with any other corporation (other than a wholly owned subsidiary corporation where the Company is the surviving entity) or (iv) effectuation of any transaction or series of related transactions where holders of the Company’s voting securities prior to such transaction or series of transactions fail to continue to hold at least 50% of the voting power of the Company.

“Closing Date” means the date on which this Warrant is duly executed by the Company and delivered to the Holder hereof.

“Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act and other federal securities laws.

“Common Stock” means (except where the context otherwise indicates) the Common Stock, $0.001 par value per share, of the Company as constituted on the Closing Date, and any capital stock into which such Common Stock may thereafter be changed or converted, and shall also include shares of common stock of any successor or acquiring corporation (and/or Other Property) received by or distributed to the holders of Common Stock of the Company in the circumstances contemplated by Section 4.4.

“Current Market Price” means, in respect of any share of Common Stock on any date herein specified,

(1)                                  if there shall not then be a public market for the Common Stock, the higher of

(a) the book value per share of Common Stock at such date, and

(b) the Appraised Value per share of Common Stock at such date,

or

(2)                                  if there shall then be a public market for the Common Stock, the higher of (x) the book value per share of Common Stock at such date, and (y) the average of the daily market prices for the 20 consecutive Trading Days immediately before such date. The daily market price (the “Daily Market Price”) for each such Trading Day shall be (i) the closing price on such day on the principal stock exchange (including Nasdaq) on which such Common Stock is then listed or admitted to trading, or quoted, as applicable, (ii) if no sale takes place on such day on any such exchange, the last reported closing price on such day as officially quoted on any such exchange (including Nasdaq), (iii) if the Common Stock is not then listed or admitted to trading on any stock exchange, the last reported closing bid price on such day in the over-the-counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System or the National Quotation Bureau, Inc., (iv) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, as furnished by any member of the NASD selected mutually by the Holder and the Company or, if they cannot agree upon such selection, as selected by two such members of the NASD, one of which shall be selected by the Holder and one of which shall be selected by the Company.

“Current Warrant Price” means, in respect of a share of Common Stock at any date herein specified, the price at which a share of Common Stock may be purchased pursuant to this Warrant on such date. Until the Current Warrant Price is adjusted pursuant to the terms herein, the initial Current Warrant Price shall be $3.00 per share of Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Exercise Period” means the period during which this Warrant is exercisable pursuant to Section 2.1.

“Expiration Date” means 2012(1).

“Letter Agreement” means that certain Letter Agreement dated as of July 13, 2007 among the Company and Asia Life Sciences Venture Consulting, Inc., pursuant to which this Warrant was originally issued.

“NASD” means the National Association of Securities Dealers, Inc., or any successor corporation thereto.

“Other Property” has the meaning set forth in Section 4.4.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, incorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Prospectus Supplement” means the prospectus supplement to be filed with the Commission pursuant to Rule 424 under the Securities Act relating to the offer and sale of the Company’s securities, including the Warrant and Warrant Stock, as listed in the form of prospectus included in the Registration Statement.

“Registration Statement” means the registration statement filed with the Commission on Form S-3 (File No. 333-134084) under the Securities Act and the rules and regulations of the Commission thereunder, declared effective as of May 25, 2006, and such amendments to such registration statement as have been filed as of the date of this Agreement, the exhibits and any schedules thereto, the documents incorporated by reference therein and the documents and information otherwise deemed to be a part thereof or included therein, including the Prospectus Supplement and any post-effective amendment(s).

 “Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

(1) [Insert date five years after date of issuance of this Warrant].

“Trading Day” means any day on which the primary market on which shares of Common Stock are listed is open for trading.

“Transfer” means any disposition of any Warrant or Warrant Stock or of any interest in either thereof, which would constitute a sale thereof within the meaning of the Securities Act.

“Warrants” means this Warrant and all warrants issued upon transfer, division or combination of, or in substitution for, any thereof. All Warrants shall at all times be identical as to terms and conditions and date, except as to the number of shares of Common Stock for which they may be exercised.

“Warrant Price” means an amount equal to (i) the number of shares of Common Stock being purchased upon exercise of this Warrant pursuant to Section 2.1, multiplied by (ii) the Current Warrant Price.

“Warrant Stock” means the [               ] shares of Common Stock to be purchased upon the exercise hereof, subject to adjustment as provided herein.

2.                                       Exercise of Warrant.

2.1.                              Manner of Exercise. From and after the Closing Date, and until 5:00 P.M., California time, on the Expiration Date (the “Exercise Period”), the Holder may exercise this Warrant, on any Business Day, for all or any part of the number of shares of Warrant Stock purchasable hereunder.

In order to exercise this Warrant, in whole or in part, the Holder shall deliver to the Company at its principal office or at the office or agency designated by the Company pursuant to Section 12, (i) a written notice of Holder’s election to exercise this Warrant, which notice shall specify the number of shares of Warrant Stock to be purchased, (ii) payment of the Warrant Price as provided herein and (iii) this Warrant. Such notice shall be substantially in the form of the subscription form appearing at the end of this Warrant as Exhibit A duly executed by the Holder or its agent or attorney in fact. Upon receipt thereof, the Company shall, as promptly as practicable, and in any event within three Business Days thereafter, execute or cause to be executed and deliver or cause to be delivered to the Holder a certificate or certificates representing the aggregate number of full shares of Warrant Stock issuable upon such exercise, together with cash in lieu of any fraction of a share, as hereinafter provided. The stock certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the Holder shall request in the notice and shall be registered in the name of the Holder or such other name as shall be designated in the notice. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a Holder of record of such shares for all purposes, as of the date when the notice, together with the payment of the Warrant Price and this Warrant, is received by the Company as described above. If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing Warrant Stock, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased shares of Common Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant, or at the request of the Holder, appropriate notation may be made on this Warrant and the same returned to the Holder.

Payment of the Warrant Price may be made at the option of the Holder by: (i) certified or official bank check payable to the order of the Company or (ii) wire transfer to the account of the Company.  All shares of Common Stock issuable upon the exercise of this Warrant pursuant to the terms hereof shall be validly issued and, upon payment of the Warrant Price, shall be fully paid and nonassessable.

2.2                                 Mandatory Exercise.  The Company may request that the Holder exercise this Warrant (the “Mandatory Exercise”) within thirty (30) Business Days after the date of the Mandatory Exercise Notice (as defined below) by delivering a written notice to the Holder at such address as the Holder shall have provided to the Company in writing pursuant to Section 14.2 hereof (the “Mandatory Exercise Notice”); provided that (i) the Daily Market Price for twenty (20) of the thirty (30) Trading Days ending on the date of the Mandatory Exercise Notice (as defined below), is equal to or greater than 250% of the Current Warrant Price, (ii) sufficient shares of Common Stock of the Company are authorized and reserved for issuance upon the full exercise of this Warrant, (iii) the Registration Statement shall be effective, current and available for use by the Holder in connection with sales of the Warrant Stock at all times from the date of the Mandatory Exercise Notice through the Mandatory Exercise Termination Date, and (iv) the Company is not in default of any material provision of any Transaction Document (as defined in the Securities Purchase Agreement).  The Mandatory Exercise Notice shall set forth the Current Warrant Price and the Daily Market Price for each of the previous twenty (20) Trading Days immediately preceding the date of the Mandatory Exercise Notice and shall state that this Warrant may be exercised in conformity with this Section 2.2 within thirty (30) Business Days.  The last day of such thirty-Business Day period is hereinafter referred to as the “Mandatory Exercise Termination Date”.  To the extent the Holder fails to exercise this Warrant by 5:00 pm California time of the Mandatory Exercise Termination Date, then (i) this Warrant shall be deemed terminated for all purposes and (ii) the Holder shall deliver to the Company this Warrant marked “cancelled” (but the failure of the Holder to deliver this Warrant to the Company for cancellation shall not affect the termination of this Warrant as of the Mandatory Exercise Termination Date).

2.3.                              Fractional Shares. The Company shall not be required to issue a fractional share of Common Stock upon exercise of any Warrant. As to any fraction of a share which the Holder of one or more Warrants, the rights under which are exercised in the same transaction, would otherwise be entitled to purchase upon such exercise, the Company shall pay an amount in cash equal to the Current Market Price per share of Common Stock on the date of exercise multiplied by such fraction.

3.                                       Transfer, Division and Combination.

3.1.                              Transfer. The Warrants and the Warrant Stock shall be transferable, subject to compliance with all applicable laws, including, but not limited to the federal and state securities laws and the following limitations.  This Warrant may not be transferred, assigned or otherwise disposed of unless such transfer (i) is to a non-”U.S. person” as defined in Regulation S as promulgated under the Securities Act, and (ii) is only to a person that at the time of transfer qualifies as (x) an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act, (y) a “qualified institutional buyer” within the meaning of Rule 144A(a)(1) of the Securities Act or (z) to an affiliate of such the Holder as the term “affiliate” is defined and applied under Rule 501(b) of Regulation D under the Securities Act.   Any transferee of this Warrant must also agree in writing to be subject to the same obligations and make the same representations as the Holder did pursuant to the Letter Agreement at the time of the Holder’s initial acquisition of the Warrant.  Transfer of this Warrant and all rights hereunder, in whole or in part, in accordance with the foregoing provisions, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the principal office of the Company referred to in Section 2.1 or the office or agency designated by the Company pursuant to Section 12, together with a written assignment of this Warrant substantially in the form of Exhibit B hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Following a transfer that complies with the requirements of this Section 3.1, the Warrant may be exercised by a new Holder for the purchase of shares of Common Stock regardless of whether the Company issued or registered a new Warrant on the books of the Company.

In connection with any transfer of the Warrant Stock other than pursuant to the Registration Statement, Rule 144 or to the Company, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion and shall be reasonably satisfactory to the Company, to the effect that such transfer does not require further registration of such transferred Warrant Stock under the Securities Act.  As a condition of transfer, any such transferee shall agree in writing to be subject to the same obligations and makes the same representations as the Holder did pursuant to the Letter Agreement at the time of the Holder’s initial acquisition of the right to the Warrant Stock.

3.2.                              Restrictive Legends. To the extent the Warrant is exercised at such time as the Registration Statement is not effective, current and available for use by the Holder in connection with the sale of all shares of the Common Stock issuable pursuant to this Warrant, each certificate for Warrant Stock initially issued upon the exercise of this Warrant, and each certificate for Warrant Stock issued to any subsequent transferee of any such certificate, unless, in each case, such Warrant Stock is eligible for resale without registration pursuant to Rule 144(k) under the Exchange Act, shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED, AND MAY NOT BE OFFERED, SOLD, ASSIGNED OR TRANSFERRED, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION UNDER SAID ACT IS NOT REQUIRED.”

3.3.                              Division and Combination; Expenses; Books. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office or agency of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 3.1 as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. The Company shall prepare, issue and deliver at its own expense the new Warrant or Warrants under this Section 3. The Company agrees to maintain, at its aforesaid office or agency, books for the registration and the registration of transfer of the Warrants.

4.                                       Adjustments. The number of shares of Common Stock for which this Warrant is exercisable, and the price at which such shares may be purchased upon exercise of this Warrant, shall be subject to adjustment from time to time as set forth in this Section 4. The Company shall give the Holder notice of any event described below which requires an adjustment pursuant to this Section 4 in accordance with Sections 5.1 and 5.2.

4.1.                              Stock Dividends, Subdivisions and Combinations; Reclassifications.

(a)                                  If at any time while this Warrant is outstanding the Company shall:

(i)                                     declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock,

(ii)                                  subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

(iii)                               combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then:

(1)                                              the number of shares of Common Stock acquirable upon exercise of this Warrant immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Common Stock which a record holder of the same number of shares of Common Stock that would have been acquirable under this Warrant immediately prior to the record date for such dividend or distribution or the effective date of such subdivision or combination would own or be entitled to receive after such record date or the effective date of such subdivision or combination, as applicable, and

(2)                                              the Current Warrant Price shall be adjusted to equal:

(A)                                                the Current Warrant Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision or combination, multiplied by the number of shares of Common Stock into which this Warrant is exercisable immediately prior to the adjustment, divided by

(B)                                                  the number of shares of Common Stock into which this Warrant is exercisable immediately after such adjustment.

Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clauses (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b)                                 If the Company, by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes or other assets or property, this Warrant shall thereafter represent the right to acquire such number and kind of securities or other assets or property as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Current Warrant Price therefore shall be appropriately adjusted, all subject to further adjustment as provided in this Section 4.  In any such reclassification, appropriate provision shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provisions for the number of securities purchasable or receivable upon the exercise of this Warrant) shall thereafter be applicable, as nearly as may be, in relation to any securities or other assets or property thereafter deliverable upon the exercise of this Warrant.

4.2.                              Certain Other Distributions. If at any time while this Warrant is outstanding the Company shall cause the holders of its Common Stock to be entitled to receive any dividend or other distribution of:

(i)                                     cash,

(ii)                                  any evidences of its indebtedness, any shares of stock of any class or any other securities or property or assets of any nature whatsoever (other than cash or additional shares of Common Stock as provided in Section 4.1 hereof), or

(iii)                               any warrants or other rights to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property or assets of any nature whatsoever, then:

(1)                                  the number of shares of Common Stock acquirable upon exercise of this Warrant shall be adjusted to equal the product of the number of shares of Common Stock acquirable upon exercise of this Warrant immediately prior to the record date for such dividend or distribution, multiplied by a fraction (x) the numerator of which shall be the Current Warrant Price per share of Common Stock at the date of taking such record and (y) the denominator of which shall be such Current Warrant Price minus the amount allocable to one share of Common Stock of any such cash so distributable and of the fair value (as determined in good faith by the Board of Directors of the Company) of any and all such evidences of indebtedness, shares of stock, other securities or property or warrants or other subscription or purchase rights so distributable; and

(2)                                  the Current Warrant Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution shall be adjusted to equal (x) the Current Warrant Price multiplied by the number of shares of Common Stock acquirable upon exercise of this Warrant immediately prior to the adjustment, divided by (y) the number of shares of Common Stock acquirable upon exercise of this Warrant immediately after such adjustment. A reclassification of the Common Stock (other than a change in par value, or from par value to no par value or from no par value to par value) into shares of Common Stock and shares of any other class of stock shall be deemed a distribution by the Company to the holders of its Common Stock of such shares of such other class of stock within the meaning of this Section 4.2 and, if the outstanding shares of Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding shares of Common Stock within the meaning of Section 4.1.

4.3.                              Other Provisions Applicable to Adjustments. The following provisions shall be applicable to the making of adjustments of the number of shares of Common Stock into which this Warrant is exercisable and the Current Warrant Price provided for in Section 4:

(a)  When Adjustments to Be Made. The adjustments required by Section 4 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in Section 4.1) up to, but not beyond the date of exercise if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than 1% of the shares of Common Stock into which this Warrant is exercisable immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 4 and not previously made, would result in a minimum adjustment or on the date of exercise. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(b)  Fractional Interests. In computing adjustments under this Section 4, fractional interests in Common Stock shall be taken into account to the nearest 1/100th of a share.

(c)  When Adjustment Not Required. If the Company undertakes a transaction contemplated under this Section 4 and as a result takes a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights or other benefits contemplated under this Section 4 and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights or other benefits contemplated under this Section 4, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(d)  Escrow of Stock. If after any property becomes distributable pursuant to Section 4 by reason of the taking of any record of the holders of Common Stock, but prior to the occurrence of the event for which such record is taken, the Holder exercises the Warrant during such time, then such Holder shall continue to be entitled to receive any shares of Common Stock issuable upon exercise hereunder by reason of such adjustment and such shares or other property shall be held in escrow for the Holder by the Company to be issued to the Holder of this Warrant upon and to the extent that the event actually takes place. Notwithstanding any other provision to the contrary herein, if the event for which such record was taken fails to occur or is rescinded, then such escrowed shares shall be canceled by the Company and escrowed property returned to the Company.

4.4.                              Change of Control. If there shall occur a Change of Control, then the Holder of this Warrant shall be entitled, at such Holder’s option, either:

(a)  upon request of Holder delivered to the Company within 10 days of receipt of notice of such Change of Control pursuant to Section 5.2, to have the Company (or any such successor or surviving entity) purchase this Warrant from the Holder for an aggregate purchase price, payable in cash on the effective date of consummation of such Change of Control, equal to the product of (i) the difference between the price to be paid in the Change of Control transaction and the Current Warrant Price, multiplied by (ii) the number of shares of Common Stock issuable upon exercise of this Warrant immediately prior to the consummation of such Change of Control; or

(b)  if pursuant to the terms of such Change of Control, shares of common stock of the successor or acquiring corporation, and/or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to the holders of Common Stock of the Company, and the Holder shall not have elected to have this Warrant purchased by the Company pursuant to Section 4.4(a) above, then the Holder of this Warrant shall have the right thereafter to receive, upon the exercise of the Warrant, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and/or the Other Property receivable upon or as a result of such Change of Control by a holder of the number of shares of Common Stock into which this Warrant is exercisable immediately prior to such event.

(c)  In case of any such Change of Control described above, to the extent this Warrant has not been fully purchased by the Company pursuant to Section 4.4(a) above, the successor or acquiring corporation (if other than the Company) shall expressly assume the due and punctual observance and performance of each and every covenant and condition of contained in this Warrant to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the Board of Directors of the Company) in order to provide for adjustments of shares of the Common Stock into which this Warrant is exercisable which shall be as nearly equivalent as practicable to the adjustments provided for in Section 4.  The foregoing provisions of this Section 4 shall similarly apply to successive Change of Control transactions.

4.5.                              Other Action Affecting Common Stock. In case at any time or from time to time the Company shall take any action in respect of its Common Stock, other than the payment of dividends permitted by Section 4 or any other action described in Section 4, then, unless such action will not have a materially adverse effect upon the rights of the holder of this Warrant, the number of shares of Common Stock or other stock into which this Warrant is exercisable and/or the purchase price thereof shall be adjusted in such manner as may be equitable in the circumstances; provided, that the mere authorization or issuance of additional shares of capital stock of the Company (other than pursuant to a stock dividend) shall not be considered any action in respect of its Common Stock.

4.6.                              Certain Limitations. Notwithstanding anything herein to the contrary, the Company agrees not to enter into any transaction that, by reason of any adjustment hereunder, would cause the Current Warrant Price to be less than the par value per share of Common Stock.

4.7.                              Stock Transfer Taxes. The issue of stock certificates upon exercise of this Warrant shall be made without charge to the Holder for any tax in respect of such issue. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in any name other than that of the Holder of this Warrant, and the Company shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

5.                                       Notices to Warrant Holders.

5.1.                              Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Current Warrant Price, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to the Holder of this Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of the Holder of this Warrant, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Current Warrant Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, or other property which at the time would be received upon the exercise of Warrants owned by such Holder.

5.2.                              Notice of Corporate Action. If at any time:

(a)                                  the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend (other than a cash dividend payable out of earnings or earned surplus legally available for the payment of dividends under the laws of the jurisdiction of incorporation of the Company) or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right, or

(b)                                 there shall be any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any Change of Control or any consolidation or merger of the Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to, another corporation, or

(c)                                  there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of such cases, the Company shall give to the Holder (i) at least 20 days’ prior written notice of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, and (ii) in the case of any such Change of Control, reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, at least 20 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause also shall specify (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of Common Stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (ii) the date on which any such Change of Control, reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such Change of Control, reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up. Each such written notice shall be sufficiently given if addressed to the Holder at the last address of the Holder appearing on the books of the Company and delivered in accordance with Section 12.2.

5.3.                              No Rights as Stockholder.  This Warrant does not entitle the Holder to any voting or other rights as a stockholder of the Company prior to exercise and payment for the Warrant Price in accordance with the terms hereof.

6.                                       No Impairment.  The Company shall not by any action, including, without limitation, amending its certificate of incorporation or bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (c) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant. Upon the request of the Holder, the Company will at any time during the period this Warrant is outstanding acknowledge in writing, in form satisfactory to the Holder, the continuing validity of this Warrant and the obligations of the Company hereunder.

7.                                       Reservation and Authorization of Common Stock; Registration With Approval of Any Governmental Authority. From and after the Closing Date, the Company shall at all times reserve and keep available for issue upon the exercise of Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants. All shares of Common Stock which shall be so issuable, when issued upon exercise of any Warrant and payment therefor in accordance with the terms of such Warrant, shall be duly and validly issued and fully paid and nonassessable, and not subject to preemptive rights. Before taking any action which would cause an adjustment reducing the Current Warrant Price below the then par value, if any, of the shares of Common Stock issuable upon exercise of the Warrants, the Company shall take any corporate action which may be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of such Common Stock at such adjusted Current Warrant Price. Before taking any action which would result in an adjustment in the number of shares of Common Stock for which this Warrant is exercisable or in the Current Warrant Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof. If any shares of Common Stock required to be reserved for issuance upon exercise of Warrants require registration or qualification with any governmental authority under any federal or state law before such shares may be so issued (other than as a result of a prior or contemplated distribution by the Holder of this Warrant), the Company will in good faith and as expeditiously as possible and at its expense endeavor to cause such shares to be duly registered.

8.                                       Taking of Record; Stock and Warrant Transfer Books.  In the case of all dividends or other distributions by the Company to the holders of its Common Stock with respect to which any provision of Section 4 refers to the taking of a record of such holders, the Company will in each such case take such a record and will take such record as of the close of business on a Business Day. The Company will not at any time, except upon dissolution, liquidation or winding up of the Company, close its stock transfer books or Warrant transfer books so as to result in preventing or delaying the exercise or transfer of any Warrant.

9.                                       Loss or Mutilation.  Upon receipt by the Company from the Holder of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Warrant and indemnity or security reasonably satisfactory to it and reimbursement to the Company of all reasonable expenses incidental thereto and in case of mutilation upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant of like tenor to the Holder; provided, however, that in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

10.                                 Office of the Company.  As long as any of the Warrants remain outstanding, the Company shall maintain an office or agency (which may be the principal executive offices of the Company) where the Warrants may be presented for exercise, registration of transfer, division or combination as provided in this Warrant.

11.                                 Limitation of Liability.  No provision hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of the Holder for the purchase price of any Common Stock, whether such liability is asserted by the Company or by creditors of the Company.

12.                                 Miscellaneous.

12.1.                        Nonwaiver and Expenses.  No course of dealing or any delay or failure to exercise any right hereunder on the part of the Holder shall operate as a waiver of such right or otherwise prejudice Holder’s rights, powers or remedies. If the Company fails to make, when due, any payments provided for hereunder, or fails to comply with any other provision of this Warrant, the Company shall pay to the Holder such amounts as shall be sufficient to cover any third party costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

12.2.                        Notice Generally.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) one Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 2:00 p.m. (San Diego time) on a Trading Day, (b) two Trading Days after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 2:00 p.m. (San Diego time) on any Trading Day, (c) the fourth Trading Day following the date of shipment, if sent by internationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth below.  The Company shall, concurrently with providing any notice in the manner set forth in the preceding two sentences, transmit a copy of such notice (which copy shall not, by itself, be deemed to constitute notice hereunder)  by email to such email address as is set forth below.

Addresses for Notice:

Inovio Biomedical Corporation
Attention:	Peter Kies
Chief Financial Officer
11494 Sorrento Valley Road
San Diego, CA 92121-1334
Telephone:	(858) 597-6006
Fax:	(858) 597-0451

Asia Life Sciences Venture Consulting, Inc.
Attention: Vincent Lum, Managing Partner
#208-5455 West Boulevard
Vancouver, B.C., Canada V6M 3W5
Telephone: ( ) -
Fax: ( ) -

12.3.                        Successors and Assigns. Subject to compliance with the provisions of Section 3.1, this Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and assigns of the Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant, and shall be enforceable by any such Holder.

12.4.                        Amendment.  This Warrant may be modified or amended or the provisions of this Warrant waived with the written consent of both the Company and the Holder.

12.5.                        Severability.  Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be modified to the extent of such prohibition or invalidity and with the aim of effecting the intent of the parties to the maximum extent possible, without invalidating the remainder of such provision or the remaining provisions of this Warrant.

12.6.                        Headings.  The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

12.7.                        Governing Law.  This Warrant and the transactions contemplated hereby shall be deemed to be consummated in the State of California and shall be governed by and interpreted in accordance with the local laws of the State of California without regard to the provisions thereof relating to conflicts of laws. The Company hereby irrevocably consents to the exclusive jurisdiction of the State and Federal courts located in Los Angeles, California in connection with any action or proceeding arising out of or relating to this Warrant. In any such litigation the Company agrees that the service thereof may be made by certified or registered mail directed to the Company pursuant to Section 12.2.

[Signature Page Follows]

IN WITNESS WHEREOF, Inovio Biomedical Corporation has caused this Warrant to be executed by its duly authorized officer and attested by its Secretary.

Dated: August     , 2007

INOVIO BIOMEDICAL CORPORATION

By:
	Name:	Avtar Dhillon
	Title:	President & Chief Executive Officer

Attest:

By:
Name: Douglas Murdock
Title: Secretary

EXHIBIT A

SUBSCRIPTION FORM

[To be executed only upon exercise of Warrant]

1.                                       The undersigned hereby elects to purchase        shares of the Common Stock of Inovio Biomedical Corporation pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

2.                                       Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

[and, if such shares of Common Stock shall not include all of the shares of Common Stock issuable as provided in this Warrant, that a new Warrant of like tenor and date for the balance of the shares of Common Stock issuable hereunder be delivered to the undersigned.]

(Name of Registered Owner)

(Signature of Registered Owner)

(Street Address)

(Country)(Postal Code)

NOTICE: The signature on this subscription must correspond with the name as written upon the face of the Warrant in every particular, without alteration or enlargement or any change whatsoever.

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED the undersigned registered owner of this Warrant for the purchase of shares of common stock of Inovio Biomedical Corporation hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under this Warrant, with respect to the number of shares of common stock set forth below:

(Name and Address of Assignee)

(Number of Shares of Common Stock)

and does hereby irrevocably constitute and appoint              attorney-in-fact to register such transfer on the books of the Company, maintained for the purpose, with full power of substitution in the premises.

Dated:

(Print Name and Title)

(Signature)

(Witness)

NOTICE: The signature on this assignment must correspond with the name as written upon the face of the Warrant in every particular, without alteration or enlargement or any change whatsoever.